UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SandRidge Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8084793
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma 73102
(Address of principal executive offices) (Zip code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

SandRidge Energy, Inc. (the “Company”) hereby amends its registration statement on Form 8-A, which the Company filed with the Securities and Exchange Commission on November 27, 2017, as follows:

Item 1.	Description of Registrant’s Securities to Be Registered.

The Company entered into an amendment, effective as of January 22, 2018 (the “Amendment”), to the Stockholder Rights Agreement, dated as of November 26, 2017, between the Company and American Stock Transfer & Trust Company, LLC as Rights Agent (the “Rights Agreement”). The Amendment amended the Rights Agreement so that each reference to “10%” in the Rights Agreement was changed to “15%.” As a result, among other changes, the defined term “Acquiring Person” in the Rights Agreement is now defined as being a person or group of affiliated or associated persons who, at any time after the date of the Rights Agreement, have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Company’s outstanding shares of common stock, rather than 10% or more of the Company’s outstanding shares of common stock.

The Amendment also provides for changes to the definition of “Beneficial Ownership” so that the definition of this term no longer includes persons “Acting in Concert,” as such term was previously defined in the Rights Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment, copies of which are filed herewith as Exhibits 4.1 and 4.2, respectively, and each of which is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number	Description

4.1	Stockholder Rights Agreement, dated as of November 26, 2017, by and between SandRidge Energy, Inc. as the Company, and American Stock Transfer & Trust Company, LLC as Rights Agent (incorporated by reference to Exhibit 4.1 of SandRidge Energy, Inc.’s Current Report on Form 8-K, dated November 27, 2017).

4.2	First Amendment to Rights Agreement, dated as of January 22, 2018, by and between SandRidge Energy, Inc. as the Company, and American Stock Transfer & Trust Company, LLC as Rights Agent (incorporated by reference to Exhibit 4.1 of SandRidge Energy, Inc.’s Current Report on Form 8-K, dated January 23, 2018).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDRIDGE ENERGY, INC.

Date: January 23, 2018	By:	/s/ Philip T. Warman
	Name:	Philip T. Warman
	Title:	Senior Vice President, General Counsel and Corporate Secretary